Exhibit 99

GORMAN-RUPP REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Mansfield, Ohio – July 25, 2025 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights

•
Record net sales of $179.0 million increased 5.6%, or $9.5 million, compared to the second quarter of 2024
•
Record second quarter net income was $15.8 million, or $0.60 per share, compared to net income of $8.3 million, or $0.32 per share, for the second quarter of 2024
o
Adjusted earnings per share1 for the second quarter of 2024 were $0.54
•
Record incoming orders of $188.0 million increased 15.7%, or $25.5 million, compared to the second quarter last year

Net sales for the second quarter of 2025 were $179.0 million compared to net sales of $169.5 million for the second quarter of 2024, an increase of 5.6% or $9.5 million.

Sales increased in the majority of our markets including a sales increase of $3.5 million in the municipal market due to water and wastewater projects related to increased infrastructure investment. Sales also increased $2.8 million in the fire suppression market, $1.6 million in the industrial market, $1.5 million in the petroleum market, $1.5 million in the repair market, and $0.1 million in the construction market. These increases were partially offset by a sales decrease of $1.2 million in the agriculture market primarily driven by significant declines in farm income, as well as a sales decrease of $0.3 million in the OEM market.

Gross profit was $56.1 million for the second quarter of 2025, resulting in gross margin of 31.3%, compared to gross profit of $54.1 million and gross margin of 31.9% for the same period in 2024. The 60 basis point decrease in gross margin was primarily driven by a 120 basis point increase in cost of material, which included a 40 basis point increase in LIFO2 expense and an 80 basis point increase in cost of material primarily driven by product mix. The increase in cost of material was partially offset by a 60 basis point improvement from labor and overhead leverage due to increased sales.

Selling, general and administrative (“SG&A”) expenses were $26.0 million and 14.5% of net sales for the second quarter of 2025 compared to $24.9 million and 14.7% of net sales for the same period in 2024. SG&A expenses for the second quarter of 2024 included $1.3 million of refinancing transaction costs and a $1.1 million gain on the sale of a fixed asset.

Operating income was $26.9 million for the second quarter of 2025, resulting in an operating margin of 15.0%, compared to operating income of $26.0 million and an operating margin of 15.4% for the same period in 2024. Operating margin decreased 40 basis points compared to the same period in 2024 due to increased cost of material, partially offset by improved leverage on labor, overhead, and SG&A expenses due to increased sales.

Interest expense was $6.0 million for the second quarter of 2025 compared to $9.0 million for the same period in 2024. The decrease in interest expense was due primarily to the series of refinancing transactions the Company completed on May 31, 2024, as well as a decrease in outstanding debt.

Other income (expense), net was $0.5 million of expense for the second quarter of 2025 compared to $6.3 million of expense for the same period in 2024. Other expense for the second quarter of 2024 included a $4.4 million write-off of unamortized previously deferred debt financing fees and a $1.8 million prepayment fee related to the early retirement of the unsecured Subordinated Credit Facility.

Net income was $15.8 million, or $0.60 per share, for the second quarter of 2025 compared to net income of $8.3 million, or $0.32 per share, in the second quarter of 2024. Adjusted earnings per share1 for the second quarter of 2024 were $0.54 per share. The adjustments to Adjusted earnings per share apply only to the 2024 results.

Adjusted EBITDA1 was $35.3 million for the second quarter of 2025 compared to $35.4 million for the second quarter of 2024.

Year to date 2025 Highlights

•
Net sales of $343.0 million increased 4.3%, or $14.2 million, compared to the first six months of 2024
•
Net income was $27.9 million, or $1.06 per share, compared to net income of $16.2 million, or $0.62 per share for the first six months of 2024
o
Adjusted earnings per share1 for the first six months of 2024 were $0.84
•
Adjusted EBITDA1 of $65.0 million for the first six months of 2025 increased $1.4 million or 2.2% from $63.6 million for the same period in 2024
•
Total debt decreased $30.0 million through the first six months of 2025

Net sales for the first six months of 2025 were $343.0 million compared to net sales of $328.8 million for the first six months of 2024, an increase of 4.3% or $14.2 million.

Sales increased in the majority of our markets including a sales increase of $5.4 million in the municipal market due to water and wastewater projects related to increased infrastructure investment, $4.8 million in the repair market, $3.5 million in the fire suppression market, $2.5 million in the petroleum market, $2.2 million in the OEM market, and $0.6 million in the industrial market. Offsetting these increases was a decrease of $2.6 million in the construction market due to a general slow down in construction activity including sales into the rental market and $2.2 million in the agriculture market primarily driven by significant declines in farm income.

Gross profit was $106.4 million for the first six months of 2025, resulting in gross margin of 31.0%, compared to gross profit of $102.5 million and gross margin of 31.2% for the same period in 2024. The 20 basis point decrease in gross margin included a 10 basis point increase in cost of material, primarily driven by increased LIFO2 expense, and a 10 basis point increase in labor and overhead expenses as a percent of sales.

Selling, general and administrative (“SG&A”) expenses were $51.1 million and 14.9% of net sales for the first six months of 2025 compared to $49.8 million and 15.2% of net sales for the same period in 2024. SG&A expenses for the first six months of 2024 included $1.3 million of refinancing transaction costs and a $1.1 million gain on the sale of a fixed asset.

Operating income was $49.0 million for the first six months of 2025, resulting in an operating margin of 14.3%, compared to operating income of $46.5 million and operating margin of 14.1% for the same period in 2024. Operating margin in the first six months of 2025 increased 20 basis points compared to the same period in 2024 primarily due to improved leverage on SG&A expenses.

Interest expense was $12.2 million for the first six months of 2025 compared to $19.1 million for the same period in 2024. The decrease in interest expense was due to a series of debt refinancing transactions the Company completed on May 31, 2024, as well as a decrease in outstanding debt.

Other income (expense), net was $0.9 million of expense for the first six months of 2025 compared to $6.6 million of expense for the same period in 2024. Other expense for the first six months of 2024 included a $4.4 million write-off of unamortized previously deferred debt financing fees and a $1.8 million prepayment fee related to the early retirement of the unsecured Subordinated Credit Facility.

Net income was $27.9 million, or $1.06 per share, for the first six months of 2025 compared to net income of $16.2 million, or $0.62 per share, for the first six months of 2024. Adjusted earnings per share1 for the first six months of 2024 were $0.84 per share. The adjustments to Adjusted earnings per share apply only to the 2024 results.

Adjusted EBITDA1 was $65.0 million for the first six months of 2025 compared to $63.6 million for the first six months of 2024.

The Company’s backlog of orders was $224.4 million at June 30, 2025 compared to $206.0 million at December 31, 2024, and $224.4 million at June 30, 2024. Incoming orders for the first six months of 2025 were $365.7 million, an increase of 7.1%, or $24.4 million, compared to the same period in 2024.

Net cash provided by operating activities for the first six months of 2025 was $48.9 million compared to $33.4 million for the same period in 2024. The increase in cash provided by operating activities in the first six months of 2025 was primarily due to increased net income and an increase in accrued expenses. Capital expenditures for the first six months of 2025 were $6.0 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2025 are presently planned to be approximately $20.0 million. Total debt decreased $30.0 million during the first six months of 2025.

Scott A. King, President and CEO, commented, “We were pleased to report record sales, earnings per share and incoming orders during the quarter. Sales increased in the majority of our markets led by the municipal market benefiting from infrastructure spending, including strong demand for flood control and storm water management. In addition, a number of our markets are benefiting from increased demand related to data center construction. While we will continue to monitor tariffs and plan to mitigate their impact through selling price increases, we believe that our primarily U.S. based supply chain provides a competitive advantage. Our strong cash flow has allowed us to reduce our debt levels, including a $30 million reduction in the first half of 2025, contributing to our significant improvement in interest expense. With positive incoming order trends and current backlog levels, we are well positioned for the second half of the year.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding the write-off of unamortized previously deferred debt financing fees and refinancing costs. Adjusted earnings per share is earnings per share excluding the write-off of unamortized previously deferred debt financing fees per share and refinancing costs per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude the write-off of unamortized previously deferred debt financing fees, refinancing costs, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA to its corresponding GAAP financial measure, which includes a description of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, retention of supplier and customer relationships and key employees, and the ability to service and repay indebtedness. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) growth through acquisitions; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) acquisition performance and integration; (6) impairment in the value of intangible assets, including goodwill; (7) defined benefit pension plan settlement expense; (8) LIFO inventory method; and (9) family ownership of common equity; and general risk factors including (10) continuation of the current and projected future business environment; (11) highly competitive markets; (12) availability and costs of raw materials and labor; (13) cybersecurity threats; (14) artificial intelligence risk and challenges that can impact our business; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) the impact of U.S. trade policy, including resulting tariffs; (17) environmental compliance costs and liabilities; (18) exposure to fluctuations in foreign currency exchange rates; (19) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (20) changes in our tax rates and exposure to additional income tax liabilities; and (21) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2025	2024	2025	2024
Net sales	$179,045	$169,513	$342,994	$328,781
Cost of products sold	122,992	115,434	236,609	226,308
Gross profit	56,053	54,079	106,385	102,473
Selling, general and administrative expenses	26,039	24,930	51,146	49,818
Amortization expense	3,102	3,100	6,202	6,178
Operating income	26,912	26,049	49,037	46,477
Interest expense	(5,990)	(9,048)	(12,192)	(19,120)
Other income (expense), net	(538)	(6,331)	(926)	(6,603)
Income before income taxes	20,384	10,670	35,919	20,754
Provision for income taxes	4,587	2,335	7,994	4,535
Net income	$15,797	$8,335	$27,925	$16,219
Earnings per share	$0.60	$0.32	$1.06	$0.62
Average number of shares outstanding	26,307,998	26,220,809	26,277,592	26,210,951

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

	(unaudited)
(Dollars in thousands)	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$26,985	$24,213
Accounts receivable, net	98,710	87,636
Inventories, net	97,345	99,205
Prepaid and other	8,250	9,773
Total current assets	231,290	220,827
Property, plant, and equipment	130,916	131,822
Other assets	23,458	23,838
Goodwill and other intangible assets, net	476,132	481,982
Total assets	$861,796	$858,469
Liabilities and equity
Accounts payable	$28,019	$24,752
Current portion of long-term debt	18,500	18,500
Accrued liabilities and expenses	50,150	44,275
Total current liabilities	96,669	87,527
Pension benefits	6,225	6,629
Postretirement benefits	21,785	22,178
Long-term debt, net of current portion	318,564	348,097
Other long-term liabilities	20,785	20,238
Total liabilities	464,028	484,669
Shareholders' equity	397,768	373,800
Total liabilities and shareholders' equity	$861,796	$858,469

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(Dollars in thousands)	2025	2024
Cash flows from operating activities:
Net income	$27,925	$16,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,937	14,089
LIFO expense	2,923	2,127
Pension expense	1,392	1,326
Stock based compensation	2,064	1,955
Contributions to pension plans	(1,224)	(595)
Amortization of debt issuance fees	591	5,814
Gain on sale of property, plant, and equipment	(20)	(1,058)
Other	181	200
Changes in operating assets and liabilities:
Accounts receivable, net	(9,496)	(7,693)
Inventories, net	1,572	(426)
Accounts payable	2,559	5,990
Commissions payable	1,066	241
Deferred revenue and customer deposits	(485)	(1,704)
Income taxes	664	5
Accrued expenses and other	2,504	(3,812)
Benefit obligations	2,735	719
Net cash provided by operating activities	48,888	33,397
Cash flows from investing activities:
Capital additions	(5,977)	(7,131)
Proceeds from sale of property, plant, and equipment	38	2,116
Other	21	53
Net cash used for investing activities	(5,918)	(4,962)
Cash flows from financing activities:
Cash dividends	(9,720)	(9,433)
Treasury share repurchases	(1,152)	(267)
Proceeds from bank borrowings	—	400,000
Payments to banks for borrowings	(30,000)	(413,750)
Debt issuance fees	—	(746)
Other	(59)	(34)
Net cash used for financing activities	(40,931)	(24,230)
Effect of exchange rate changes on cash	733	(478)
Net increase in cash and cash equivalents	2,772	3,727
Cash and cash equivalents:
Beginning of period	24,213	30,518
End of period	$26,985	$34,245

The Gorman-Rupp Company

Non-GAAP Financial Information

(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted earnings:
Net income – GAAP basis	$15,797	$8,335	$27,925	$16,219
Write-off of unamortized previously deferred debt financing fees	—	3,506	—	3,506
Refinancing costs	—	2,413	—	2,413
Non-GAAP adjusted earnings	$15,797	$14,254	$27,925	$22,138

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted earnings per share:
Earnings per share – GAAP basis	$0.60	$0.32	$1.06	$0.62
Write-off of unamortized previously deferred debt financing fees	—	0.13	—	0.13
Refinancing costs	—	0.09	—	0.09
Non-GAAP adjusted earnings per share	$0.60	$0.54	$1.06	$0.84

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted earnings before interest, taxes, depreciation and amortization:
Net income –GAAP basis	$15,797	$8,335	$27,925	$16,219
Interest expense	5,990	9,048	12,192	19,120
Provision for income taxes	4,587	2,335	7,994	4,535
Depreciation and amortization expense	6,974	7,024	13,937	14,089
Non-GAAP earnings before interest, taxes, depreciation and amortization	33,348	26,742	62,048	53,963
Write-off of unamortized previously deferred debt financing fees	—	4,438	—	4,438
Refinancing costs	—	3,055	—	3,055
Non-cash LIFO expense	1,928	1,134	2,923	2,127
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$35,276	$35,369	$64,971	$63,583